EXHIBIT 10.1

PEAKSTONE REALTY TRUST
RESTRICTED STOCK UNIT AGREEMENT
This Restricted Stock Unit Agreement (this “Agreement”) is made as of _______________, 2025, by and between Peakstone Realty Trust, a Maryland real estate investment trust (the “Company”), and _______________ (the “Participant”).
WHEREAS, the Company maintains the Peakstone Realty Trust Second Amended and Restated Employee and Trustee Long-Term Incentive Plan (as amended from time to time, the “Plan”);
WHEREAS, the Plan authorizes the grant of awards to members of the Board of Trustees of the Company (the “Board”);
WHEREAS, Section 10 of the Plan provides for the issuance of Restricted Stock Units (“RSUs”) to eligible persons; and
WHEREAS, the Board has adopted a Non-Employee Trustee Compensation Policy, pursuant to which, in connection with the Participant’s service as a Non-Employee Trustee, the Participant is eligible to receive an annual award of RSUs to be issued to the Participant under the Plan, subject to the terms and conditions set forth in the Non-Employee Trustee Compensation Policy and herein.
NOW, THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:
1.Issuance of RSUs. As of the date first set forth above (the “Grant Date”), the Participant is hereby granted a total of _____ RSUs (the “Award”), subject to the terms and conditions, rights, restrictions, and limitations set forth herein and in the Plan.
2.Definitions. All capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Plan.
3.Plan Governs; Shareholder Rights; Transfer Restrictions.
(a)The RSUs are subject to the terms of the Plan and this Agreement.
(b)The Participant shall be entitled to a Distribution Equivalent Right with respect to each RSU in the event that a dividend, distribution or liquidation payment is paid with respect to Shares of the Company on or after the Grant Date provided that the record date for such dividend, distribution or liquidation payment occurs on or after the Grant Date and prior to the settlement date of the RSU and the Participant has not forfeited the corresponding RSU prior to the payment date thereof. Such Distribution Equivalent Rights (i) shall, in the aggregate, equal the total number of Shares underlying the Participant’s then outstanding Award, multiplied by the amount of such dividend, distribution or liquidation payment, (ii) shall be in the same form as the applicable dividend, distribution or liquidation payment, and (iii) shall be paid to the Participant within thirty (30) days following the date such dividend, distribution or liquidation payment is paid to the Company’s shareholders.
(c)Subject to Section 3(b) above, the Award shall not confer upon the Participant any rights as a shareholder of the Company, including but not limited to, the right to receive any cash distributions or dividends and the right to vote on any issues presented to shareholders for a vote, unless and until the Participant is issued Shares in respect of vested RSUs and such Shares are reflected as issued and outstanding on the Company’s stock ledger.

(d)Without the consent of the Board or the Compensation Committee of the Board (the “Committee”) (which it may give or withhold in its sole discretion), the Participant shall not sell, pledge, assign, hypothecate, transfer, or otherwise dispose of (collectively, “Transfer”) any unvested RSUs or any portion of the Award attributable to such unvested RSUs (or any securities into which such unvested RSUs are converted or exchanged), other than by will, pursuant to the laws of descent and distribution, to a “family member” within the meaning of the Securities Act, or pursuant to a qualified domestic relations order (the “Transfer Restrictions”); provided, however, that the Transfer Restrictions shall not apply to any Transfer of unvested RSUs or the Award to the Company. Any permitted transferee of the Award or RSUs shall take such Award or RSUs subject to the terms of the Plan and this Agreement. Any such permitted transferee must, upon the request of the Company, agree to such waivers, limitations, and restrictions as the Company may reasonably require. Any Transfer of the Award or RSUs which is not made in compliance with the Plan and this Agreement shall be null and void and of no effect ab initio.
4.Vesting. The RSUs shall vest and, subject solely to Section 22.2 of the Plan, become nonforfeitable as follows, subject to the Participant’s continued service with the Company through the applicable vesting date: (a) fifty percent (50%) of the RSUs on the Grant Date; and (b) the remaining fifty percent (50%) of the RSUs upon the earlier of (i) the one-year anniversary of the Grant Date and (ii) the date of the Company’s []1 annual meeting of shareholders. Notwithstanding the foregoing, in the event that a Liquidation Event occurs and the Participant provides continuous services to the Company and/or any Affiliate until immediately prior to the Liquidation Event, any the outstanding RSUs shall vest in full immediately prior to such Liquidation Event. If any tranche of fully vested RSUs includes a fraction of an RSU, such fractional RSU shall be rounded up or down to the next nearest whole share, but in no event shall the total number of fully vested RSUs exceed the total number of RSUs granted in Section 1 above. In addition, notwithstanding the foregoing, in the event that the Participant’s service with the Company terminates due to the Participant’s death or Disability, any then outstanding RSUs shall vest in full as of immediately prior to the Participant’s termination.
5.Effect of Termination of Service. Unless otherwise determined by the Committee or the Board, in the event of the Participant’s termination of service with the Company for any reason, all RSUs that have not vested as of the date of such termination of service (after taking into account any accelerated vesting that occurs in connection with such termination) shall automatically and without further action be cancelled and forfeited without payment of any consideration therefor, and the Participant shall have no further right to or interest in such RSUs.
6.Settlement of Award. Subject to the Participant’s timely execution of any required documents as described in Section 8, on or within seventy (70) days following the date on which the applicable RSU vests, the Company will issue to the Participant one Share for each vested RSU (on a one-to-one basis) in settlement of such RSU. In all cases, the issuance and delivery of Shares under this Agreement is intended to qualify as a short-term deferral as provided by Treasury Regulation Section 1.409A-1(b)(4) and shall be construed and administered in such a manner.
7.Adjustments for Corporate Transactions and Other Events. Participant acknowledges and agrees that the RSUs and the Shares subject to the RSUs are subject to adjustment, modification and termination in certain events as provided in the Plan. In the event that the RSUs or the Shares underlying the RSUs are changed into or exchanged for a different number or kind of securities of the Company or of another corporation or other entity by reason of merger, consolidation, recapitalization, reclassification, stock split, stock dividend or combination of shares, such new or additional or different securities which are issued upon conversion of or in exchange or substitution for RSUs or the Shares underlying the RSUs which are then subject to vesting shall be subject to the same vesting conditions as such RSUs or Shares, as applicable, unless the Board or the Committee provides for the accelerated vesting of the RSUs or the Shares underlying the RSUs, as applicable.
8.Company Documents. As a condition to the Award, the Participant acknowledges and agrees that, at the Company’s reasonable and customary request, the Participant must timely execute and
1 Insert year following year in which grant is made.

deliver to the Company any investment representations and/or other documents that the Company, in its sole discretion, deems necessary or desirable to effectuate the issuance of the Shares.
9.Securities Law Compliance. The Participant acknowledges that the Plan and this Agreement are intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act, and any and all Applicable Laws. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Award is granted, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by Applicable Law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such Applicable Law.
10.Taxes. The Participant acknowledges and agrees that the Participant is responsible for payment of all federal, state, local and foreign taxes required by law with respect to the issuance, vesting or payment of the RSUs and Distribution Equivalent Rights. The Participant is advised to consult with his or her own tax advisor with respect to such tax consequences and his or her receipt and settlement of the RSUs and Distribution Equivalent Rights.
11.Remedies. The Participant shall be liable to the Company and its Subsidiaries for all costs and damages, including incidental and consequential damages, resulting from a disposition or attempted disposition of the Award or the RSUs which is not permitted by the provisions of this Agreement or the Plan. Without limiting the generality of the foregoing, the Participant agrees that the Company shall be entitled to obtain specific performance of the obligations of the Participant under this Agreement and immediate injunctive relief in the event any action or proceeding is brought in equity to enforce the same. The Participant shall not urge as a defense that there is an adequate remedy at law.
12.Code Section 409A.
(a)General. To the extent applicable, this Agreement shall be interpreted so that this Award is exempt from (or, to the extent that exemption is not possible, to comply with) Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder (“Section 409A”). Notwithstanding any provision of this Agreement to the contrary, in the event that following the Grant Date the Company determines that the Award must be revised to maintain exemption from or to comply with Section 409A, the Company may adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Company determines are necessary or appropriate to (i) exempt the Award from Section 409A and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (ii) comply with the requirements of Section 409A; provided, however, that this Section 12 shall not create any obligation on the part of the Company or any of its Subsidiaries to adopt any such amendment, policy or procedure or take any such other action, and none of the Company or any of its Subsidiaries shall have any obligation to indemnify any Person for any taxes imposed under or by operation of Section 409A.
(b)Notwithstanding anything to the contrary in this Agreement, no amounts shall be paid to the Participant under this Agreement during the six (6)-month period following the Participant’s “separation from service” to the extent that the Board or the Committee determines that the Participant is a “specified employee” (each within the meaning of Section 409A) at the time of such separation from service and that paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Section 409A(a)(2)(b)(i). If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six (6)-month period (or such earlier date upon which such amount can be paid under Section 409A without being subject to such additional taxes), the Company shall pay to the Participant in a lump-sum all amounts that would have otherwise been payable to the Participant during such six (6)-month period under this Agreement. Such specified employee delay does not apply to payments made on account of payment of employment taxes or income inclusion, as described in Treasury Regulation Section 1.409A-3(j)(4)(vi) and (vii).
(c)Distribution Equivalent Rights. Any Distribution Equivalent Rights granted in connection with the RSUs issued hereunder, and any amounts that may become distributable in respect thereof, shall be treated separately from such RSUs and the rights arising in connection therewith for purposes of the designation of time and form of payments required by Section 409A.
13.Miscellaneous.
(a)Incorporation of the Plan. This Agreement is subject to the terms and conditions of the Plan, which are incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control.
(b)Not a Contract of Service Relationship. Nothing in this Agreement or in the Plan shall confer upon the Participant any right to continue as a trustee with the Company or any other continued service relationship with the Company or any Subsidiary or Affiliate.
(c)No Right to Future Awards. Participation in the Plan is discretionary and voluntary, and the Plan can be terminated at any time, subject to the terms thereof. This Award does not create a right or entitlement to future awards, whether pursuant to the Plan or otherwise.
(d)Governing Law. The laws of the State of Maryland shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.
(e)Amendment, Suspension and Termination. To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Committee or the Board; provided, however, that, except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of this Agreement shall adversely affect the Award in any material way without the prior written consent of the Participant. For purposes of this paragraph, “material” means a change that the Committee or Board determines, in good faith, could reasonably be expected to result in a reduction in the dollar value of the RSUs or could reasonably be expected to result in a curtailment of the Participant’s rights to receive the Shares or Distribution Equivalent Rights hereunder. For clarity, changes to features that the Committee or Board determines in good faith are an insignificant or unimportant feature of the Award, involve an administrative process, or are too remote to be reasonably expected to occur, shall not be considered “material.”
(f)Notices. Any notice pursuant to this Agreement shall be given in writing by (i) personal delivery, (ii) reputable overnight delivery service with proof of delivery, or (iii) email transmission, in each case sent to the intended addressee at the address set forth below, or to such other address or to the attention of such other person as the addressee shall have designated by written notice sent in accordance herewith, and shall be deemed to have been given upon receipt or refusal to accept delivery, or, in the case of email transmission, as of the date of the transmission provided that such transmission is received by the intended addressee prior to 5:00 p.m. Pacific Time (and any transmission received from and after 5:00 p.m., Pacific Time, shall be deemed received on the next business day (as used herein, the term “business day” shall mean any day other than Saturdays, Sundays and U.S. national holidays):
To the Company:    Peakstone Realty Trust
1520 E. Grand Ave.
El Segundo, CA 90245
Attn: Chief Legal Officer
E-mail: nsitzer@pkst.com

To Participant:    To the mailing or email address most recently on file in the records of the Company.

(g)Successors and Assigns. The Company or any Subsidiary may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company and its Subsidiaries. Subject to the restrictions on transfer set forth in Section 3 hereof, this Agreement shall be binding upon the Participant and his or her heirs, executors, committees, successors and assigns.
(h)Entire Agreement. The Plan and this Agreement (including all exhibits thereto, if any) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and its Subsidiaries and Affiliates and the Participant with respect to the subject matter hereof.
(i)Agreement Severable. In the event that any provision of this Agreement is held illegal or invalid, the provision will be severable from, and the illegality or invalidity of the provision will not be construed to have any effect on, the remaining provisions of this Agreement.
(j)Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, this Agreement and the RSUs will be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3) that are requirements for the application of such exemptive rule. To the extent Applicable Laws permit, this Agreement will be deemed amended as necessary to conform to such applicable exemptive rule.
(k)Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and may not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. Participant will have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the RSUs, and rights no greater than the right to receive cash or the Shares as a general unsecured creditor with respect to the RSUs, as and when settled pursuant to the terms of this Agreement.
(l)Counterparts. The Agreement may be executed in one or more counterparts, including by way of any electronic signature, subject to Applicable Law, each of which will be deemed an original and all of which together will constitute one instrument.
(m)Special Definitions. As used in this Agreement, “Liquidation Event” means any one of the following events which may occur after the Grant Date:
(n)(1)    the dissolution or liquidation of the Company;
(o)(2)    the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity;
(p)(3)    a merger, reorganization or consolidation in which the outstanding capital shares of the Company are converted into or exchanged for securities of the successor entity and the holders of the Company’s outstanding voting power immediately prior to such transaction do not own a majority of the outstanding voting power of the successor entity immediately upon completion of such transaction;
(q)(4)    the sale of all or a majority of the outstanding capital shares of the Company to an unrelated person or entity; or
(r)(5)    any other transaction in which the owners of the Company’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the successor entity immediately upon completion of the transaction; provided, however, that a Liquidation Event shall not include any transaction where the holders of capital shares of the Company do not receive consideration with respect to their capital shares of the Company in such transaction and such capital shares of the Company remain outstanding after the consummation of such transaction.
(s)Notwithstanding the foregoing, no Liquidation Event shall be deemed to have occurred with respect to the Participant by reason of any actions or events in which the Participant participates in a capacity other than in the Participant’s capacity as a Non-Employee Trustee of the Company or as a shareholder of the Company solely exercising the Participant’s voting or tendering rights.
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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

PEAKSTONE REALTY TRUST, a Maryland real estate investment trust

By:
Name:	Michael J. Escalante
Title:	Chief Executive Officer and President

The Participant hereby accepts and agrees to be bound by all of the terms and conditions of this Agreement.

Participant

Print Name: